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                                                                 EXHIBIT 11

                    BEAUTICONTROL COSMETICS, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER COMMON SHARE

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                               Three Months Ended       Nine Months Ended

                           August 31,    August 31,   August 31,    August 31,
                              1997          1996         1997          1996
 Net income applicable to
  common stock            $  183,966    $1,331,947   $2,223,536    $2,973,249

 Common and common
  equivalent share:
 Weighted average common
  shares outstanding       5,928,331     5,777,415    5,899,138     5,836,675
 Net effect of dilutive
  stock options based on
  the treasury stock method
  using average market price 183,548       130,218      294,522       150,270
 Weighted average common and
  common equivalent shares 6,111,879     5,907,633    6,193,660     5,986,945

 Net income per common and
  common equivalent share       $.03          $.23         $.36          $.50

 Common share - assuming
  full dilution:
 Weighted average common
  shares outstanding       5,928,331     5,777,415    5,899,138     5,836,675
 Net effect of dilutive
  stock options based on the
  treasury stock method
  using the greater of the
  average or ending market
  price                      183,556       134,969      313,397       156,005
 Weighted average common
  shares-assuming full
  dilution                 6,111,887     5,912,384    6,212,535     5,992,680

 Net income per common share
  -assuming full dilution       $.03          $.23         $.36          $.50

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